                                                                      EXHIBIT 12

                      H. J. HEINZ COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                        Fiscal Years Ended
                                       ----------------------------------------------------
                         Three Months              April
                             Ended     April 29,    30,      May 1,     May 3,   April 27,
                         July 29, 1998    1998      1997      1996       1995       1994
                         ------------- ---------- -------- ---------- ---------- ----------
Fixed Charges:
 Interest Expense*......   $ 64,512    $  260,401 $277,818 $  279,368 $  212,123 $  150,598
 Capitalized Interest...        888         1,542    2,688      1,007        414        770
 Interest Component of
  Rental Expense........      7,119        30,828   27,382     26,728     24,200     26,638
                           --------    ---------- -------- ---------- ---------- ----------
 Total Fixed Charges....   $ 72,519    $  292,771 $307,888 $  307,103 $  236,737 $  178,006
                           --------    ---------- -------- ---------- ---------- ----------
Earnings:
 Income Before Income
  Taxes.................   $334,022    $1,254,981 $479,064 $1,023,661 $  938,007 $  922,386
 Add: Interest Expense*.     64,512       260,401  277,818    279,368    212,123    150,598
 Add: Interest Component
  of Rental Expense.....      7,119        30,828   27,382     26,728     24,200     26,638
 Add: Amortization of
  Capitalized Interest..        865         3,525    3,454      3,399      3,465      3,327
                           --------    ---------- -------- ---------- ---------- ----------
 Earnings as Adjusted...   $406,518    $1,549,735 $787,718 $1,333,156 $1,177,795 $1,102,949
                           --------    ---------- -------- ---------- ---------- ----------
 Ratio of Earnings to
  Fixed Charges.........       5.61          5.29     2.56       4.34       4.98       6.20
                           ========    ========== ======== ========== ========== ==========
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* Interest expense includes amortization of debt expense and any discount or premium relating to indebtedness.